                                                                                                                                                                     July 27, 2005

Mr. Jim B. Rosenberg

Senior Assistant Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Independence Holding Company

       Form 10-K for Fiscal Year Ended December 31, 2004

       Filed March 16, 2005

       File No. 001-32244

Dear Mr. Rosenberg:

This letter is to confirm that we have received your comment letter dated July 21, 2005. We expect to file a response to that letter by August 23, 2005, which is 10 business days after our Form 10-Q is required to be filed. If you have any questions, please do not hesitate to contact me.

                                                                                                                            Very truly yours,

                                                                                                                            /s/ Teresa A. Herbert

                                                                                                                            Senior Vice President

                                                                                                                            Chief Financial Officer